SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 12, 2001


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115




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ITEM 5.       OTHER EVENTS

     On December 12, 2001, Calpine Corporation announced that it purchased $122 million in aggregate principal amount of its Zero Coupon Convertible Debentures due April 30, 2021 in open-market and privately negotiated transactions.

ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

(a)     Not applicable.

(b)     Not applicable.

(c)     Exhibits.

        99.0      Press release dated December 12, 2001.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer
Date:  December 13, 2001


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EXHIBIT 99.0

NEWS RELEASE                                              Contact:  408/995-5115
                                       Media Relations:  Katherine Potter, X1168
                                        Investor Relations:  Rick Barraza, X1125


      CALPINE PURCHASES $122 MILLION OF ZERO COUPON CONVERTIBLE DEBENTURES


     (SAN JOSE, CALIF.) December 12, 2001 -- Calpine Corporation [NYSE:CPN] announced today that it has purchased $122 million in aggregate principal amount of its Zero Coupon Convertible Debentures due April 30, 2021 in open-market and privately negotiated transactions. These purchases were effected today through several transactions at various prices. All convertible debentures that have been repurchased will be retired. Calpine used existing cash on hand to fund these purchases. The amount of the Convertible Debentures that remain outstanding after these purchases is $878 million.

     Bob Kelly, president of Calpine Finance Company, stated, "These purchases reaffirm our commitment and position that Calpine has sufficient liquidity to meet our current and ongoing capital requirements."

     Calpine may purchase additional convertible debentures from time to time in open-market or privately negotiated transactions based upon market and other conditions.

     Based in San Jose, Calif., Calpine Corporation is dedicated to providing customers with reliable and competitively priced electricity. Calpine is focused on clean, efficient, natural gas-fired generation and is the world's largest producer of renewable geothermal energy. Calpine has launched the largest power development program in North America. The company currently has approximately 9,200 megawatts of base load and 1,900 megawatts of peaking capacity in operation, 17,100 megawatts under construction and 18,400 megawatts in announced development. Calpine's projects are located in 29 states in the United States, three provinces in Canada and in the United Kingdom. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its website at www.calpine.com.